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For Release 1 P.M. PDT September 23, 2002                           Exhibit 99.1

[AVISTAR LETTERHEAD]                                       FOR IMMEDIATE RELEASE

                                                           Contact: John Carlson
                                                                    650.610.2900
                                                            Jcarlson@Avistar.com

AVISTAR FILES PATENT INFRINGEMENT LAWSUIT AGAINST POLYCOM

Suit for Unlawful Use of Fundamental Videoconferencing Technologies

REDWOOD SHORES, CALIF.--SEPTEMBER 23, 2002--Avistar Communications Corporation (NASDAQ: AVSR), the leading provider of enterprise video communication solutions, today announced that it has filed a patent infringement lawsuit against Polycom, Inc. (NASDAQ: PLCM). In the suit Avistar alleges that several Polycom videoconferencing products infringe four patents of Collaboration Properties, Inc. (CPI), a wholly owned subsidiary of Avistar. The four patents involved are U.S. Patent No. 5,867,654; No. 5,896,500; No. 6,212,547; and No.
6,343,314. The suit was filed in the U.S. District Court for the Northern District of California by the law firm of Simpson Thacher & Bartlett.


These four patents cover key technologies, some of which are fundamental to interactive video calling, including:

        -- video and data conferencing over unshielded twisted pair (UTP) networks;

        --  distributed call-state management;

        -- separate monitors for simultaneous computer-based data sharing and videoconferencing;

        --  remote participant hold and disconnect in multi-party conferencing.

Avistar developed these technologies as core components of its networked architecture and the AvistarVOS(TM) video operating system, an open software platform that delivers video communication services. Several Polycom products, including room-based and desktop videoconferencing systems, employ some or all of these technologies. CPI has been negotiating with Polycom on these issues for several months and has been unable to reach an agreement.

"Currently, we hold a portfolio of 46 issued patents covering the core videoconferencing functionalities and architectures that are part of the AvistarVOS software and fundamental to Avistar's networked video communication products," said William L. Campbell, CEO of CPI. "For more than a year we have made these patents available for licensing because we want the videoconferencing industry to work in concert with Avistar to bring easy, open, global video communication to every professional's fingertips. In this case, it has become important that CPI take action to protect the integrity of its intellectual property and establish appropriate licensing arrangements."

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Avistar CEO Gerald J. Burnett said, "For nine years Avistar has been investing time and money in the development of networked video and video software that drives reliable, high-quality, and easy-to-use applications. Our goal has been to video-enable business, going well beyond traditional videoconferencing with our easily integrated applications. Videoconferencing is a mature, saturated market, but there is room for many companies who would like to take part in the tremendous growth in video-enabled business--the vBusiness world."


The AvistarVOS enterprise video software and networked video infrastructure provide professionals with a full range of standards-based video communication services--two-way and multi-party calling, record and playback, video-on-demand, video publishing, broadcast video--all provided directly from end-point desktops and rooms. CPI patents technologies in synchronization with and in advance of Avistar products and makes its collaborative video intellectual property available to potential partners through licensing. Inquiries regarding CPI's licensing may be directed to Paul Carmichael, primary licensing advisor, by arrangement with Amanda Redd, 650/610-2900.



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